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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ___________________________

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                           Commission File No 0-27070
                          ___________________________

                              VENTURE SEISMIC LTD.
          (Exact name of small registrant as specified in its charter)

                    ALBERTA, CANADA                      N/A
            (State or other jurisdiction of       (I.R.S. Employer
             Incorporation or organization)      Identification No.)


                3110 - 80 AVENUE S.E., CALGARY, ALBERTA T2C 1J3
                   ISSUER'S TELEPHONE NUMBER: (403) 777-9070
              (Address of principal executive offices) (Zip Code)

                          ___________________________

            (Title of each class of securities covered by the Form)
                           COMMON STOCK, NO PAR VALUE
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                      NONE

                            ________________________

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [x]     Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(i)     [x]     Rule 12h-3(b)(2)(ii)    [ ]
          Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [ ]
          Rule 12g-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: 30

     Pursuant to the requirements of the Securities Exchange Act of 1934, VENTURE SEISMIC LTD. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





DATE: March 8, 1999                 BY: /s/ Brian W. Kozun
                                        ------------------
                                    Brian W. Kozun
                                    President, Chief Executive Officer, Director
                                    (Principal Executive Officer)